                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         QUINTILES TRANSNATIONAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [Quintiles Logo]


                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                        DURHAM, NORTH CAROLINA 27703-8411

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 30, 1997

         You are cordially invited to attend the Annual Meeting of Shareholders of Quintiles Transnational Corp. (the "Company") which will be held on Wednesday, April 30, 1997, at 5:30 p.m., Eastern Daylight Savings Time, at the Sheraton Imperial Hotel and Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 for the following purposes:

         (1) To elect four nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2000;

         (2) To elect two nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 1999;

         (3) To elect one nominee to serve as a Class I director with a term continuing until the Annual Meeting of Shareholder in 1998;

         (4)      To approve the Company's Employee Stock Purchase Plan;

         (5) To ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1997; and

         (6) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on February 25, 1997 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                         By Order of the Board of Directors

                                         Gregory D. Porter
                                         Executive Vice President, Chief
                                         Administrative and Legal Officer
                                         and Secretary
Durham, North Carolina
March 27, 1997

                          QUINTILES TRANSNATIONAL CORP.

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                        DURHAM, NORTH CAROLINA 27703-8411

                                 PROXY STATEMENT


                               GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about March 27, 1997, by the Board of Directors of Quintiles Transnational Corp. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sheraton Imperial Hotel and Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 on April 30, 1997, at 5:30 p.m., Eastern Daylight Savings Time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has retained Corporate Investor Communications, Inc. to aid in the search of shareholders and delivery of proxy materials.

PURPOSES OF MEETING

         The principal purposes of the meeting are to: (1) elect four Class III directors for a term of three years, two Class II directors for a term of two years and one Class I director for a term of one year; (2) approve the Company's Employee Stock Purchase Plan; (3) ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the 1997 fiscal year; and (4) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting.

VOTING RIGHTS

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on February 25, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on February 25, 1997, the Company had outstanding 33,368,656 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SHARE OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information, as of March 12, 1997, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table on page 13 and all directors and executive officers as a group. Except as set forth in the footnotes, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person, except to the extent such power may be shared with a spouse.

                                                  Shares             Percent
         Name                             Beneficially Owned(1)     of Class
         ----                             ---------------------     --------
Dennis B. Gillings, Ph.D. (2)                   3,717,815              10.7%
Barrie S. Haigh (3)                             4,724,993              13.6%
Santo J. Costa (4)                                 62,729                *
Rachel R. Selisker (5)                             90,480                *
Ludo J. Reynders, Ph.D. (6)                        84,908                *
Lawrence S. Lewin (7)                              22,459                *
Paul Knott, Ph.D. (8)                              81,555                *
Eric J. Souetre, M.D., Ph.D. (9)                  328,969                *
Robert C. Bishop, Ph.D. (10)                       14,126                *

Chester W. Douglass, Ph.D. (11)                   279,000                *
John G. Fryer, Ph.D. (12)                         383,596               1.1%
Arthur M. Pappas (13)                              34,300                *
Richard H. Thompson (14)                          523,720               1.5%
Vaughn D. Bryson                                        0                --
William A. Sollecito, Dr. P.H. (15)               305,577                *

All directors and executive officers as        10,753,567              30.7%
a group (17 persons) (16)

-------------------------
*Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of the Company's Common Stock held by the Company's ESOP for the accounts of the shareholders listed are estimated as of March 12, 1997.

(2) Includes 34,508 shares subject to presently exercisable stock options and 77,387 shares held by the Company's ESOP for Dr. Gillings' account. Includes 3,302 shares owned by Dr. Gillings' daughter, 120,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners, 128,709 shares owned by Dr. Gillings' wife and 550,000 shares owned by a Grantor Retained Annuity Trust under which Dr. Gillings is the beneficiary (the "GRAT"). Dr. Gillings disclaims beneficial ownership of all shares owned by his wife, all shares in the Gillings Family Limited Partnership and all shares in the GRAT, except to the extent of his interest therein.

(3) Includes 462,185 shares held by Mr. Haigh's wife, 131,092 shares held by Barrie Haigh Children's Settlement No. 1 and 181,092 shares held by Barrie Haigh Children's Settlement No.2.

(4) Includes 61,035 shares subject to presently exercisable stock options and 1,494 shares held by the Company's ESOP for Mr. Costa's account.

(5) Includes 29,225 shares subject to presently exercisable stock options and 20,963 shares held by the Company's ESOP for Ms. Selisker's account.

(6) Includes 53,683 shares subject to presently exercisable stock options and 1,845 shares held by the Quintiles (UK) Limited Approved Profit Sharing Scheme for Dr. Reynders' account.

(7)      Includes 22,459 shares subject to presently exercisable stock options.

(8)      Includes 24,549 shares subject to presently exercisable stock options.

(9) Includes 300 shares subject to presently exercisable stock options and 583 shares held by the Company's ESOP for Dr. Souetre's account. Includes 328,086 shares owned by ACTA, a Luxembourg company owned by Dr. Souetre. Dr. Souetre's term on the Company's Board of Directors expires on the date of the 1997 Annual Meeting of Shareholders.

(10)     Includes 10,126 shares subject to presently exercisable stock options.

(11) Includes 11,500 shares subject to presently exercisable stock options. Includes 58,500 shares owned by the Douglass Family Limited Partnership of which Dr. Douglass is the sole general partner. Dr. Douglass disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein.

(12)     Includes 11,248 shares subject to presently exercisable stock options.

(13) Includes 13,500 shares subject to presently exercisable stock options. Includes 400 shares held by Mr. Pappas's son and 400 shares held by Mr. Pappas's daughter for which Mr. Pappas holds power of attorney.

(14) Includes 16,520 shares held in trust for Mr. Thompson and his wife. Also includes 500,000 shares owned by Thompson Clive Investments plc. The board of directors of Thompson Clive Investments plc, of which Mr. Thompson is a director, exercises sole voting and investment power with respect to the shares owned by Thompson Clive Investments plc. Thompson Clive & Partners Limited, of which Mr. Thompson is chairman, serves as the manager of Thompson Clive Investments plc. Mr. Thompson disclaims beneficial ownership of the shares owned by Thompson Clive Investments plc, except to the extent of his interest in Thompson Clive Investments plc.

(15) Includes 10,935 shares subject to presently exercisable stock options and 296 shares held by the Company's ESOP for Dr. Sollecito's account. Includes 100,000 shares owned by Dr. Sollecito's wife. Dr. Sollecito retired as an employee of the Company as of December 31, 1996 and is included in the table above since he is a named executive officer in the Summary Compensation Table on page 13 of this Proxy Statement.

(16) Includes 291,697 shares subject to presently exercisable stock options and 103,298 shares held by the Company's employee stock ownership plans for the accounts of individual executive officers.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding shares of Common Stock of the Company known to be beneficially owned by persons with more than five percent of the outstanding Common Stock (except as set forth in the table above relating to the Company's directors and executive officers) as of March 12, 1997.


     Name and Address of                       Shares                Percent
      Beneficial Owner                   Beneficially Owned          of Class
      ----------------                   ------------------          --------

Pilgrim Baxter & Associates, Ltd.             2,220,900                6.38%
1255 Drummers Lane
Suite 300
Wayne, PA 19087-1590






                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three year term of office. In accordance with the Company's Bylaws, during 1996 the Board of Directors elected Lawrence S. Lewin, Barrie S. Haigh, Paul Knott and Vaughn D. Bryson to fill vacancies created by an increase in the size of the Board and the resignations of William A. Sollecito and Sara B. Creagh as of December 31, 1996.

         The term of office of the Class III directors expires at the Annual Meeting, the term of office of the Class II directors expires at the 1999 Annual Meeting of Shareholders, and the term of office of the Class I directors expires at the 1998 Annual Meeting of Shareholders, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company's Bylaws, the term of office of directors who were elected by the Board to fill a vacancy expires at the next meeting of shareholders at which directors are elected. Consequently, the terms of office of Mr. Lewin, Mr. Haigh, Dr. Knott and Mr. Bryson expire at the Annual Meeting and they are being nominated for election.

         The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:


        CLASS I                     CLASS II                  CLASS III
 (Term Expiring 1998)          (Term Expiring 1999)      (Term Expiring 1997)

Robert C. Bishop, Ph.D.        John G. Fryer, Ph.D.      Dennis B. Gillings, Ph.D.
Santo J. Costa                 Rachel R. Selisker        Chester W. Douglass, Ph.D.
Arthur M. Pappas               Lawrence S. Lewin         Richard H. Thompson
Ludo J. Reynders, Ph.D.        Vaughn D. Bryson          Barrie S. Haigh
Paul Knott, Ph.D.


         The Board of Directors has nominated the Class III directors indicated above for election at the Annual Meeting to serve until the Annual Meeting of Shareholders in the year 2000 (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The Board of Directors has also nominated Paul Knott to serve as a Class I director and Lawrence S. Lewin and Vaughn D. Bryson to serve as Class II directors. If elected, Dr. Knott will serve until the Annual Meeting of Shareholders in 1998, and Messrs. Lewin and Bryson will serve until the Annual Meeting of Shareholders in 1999, or until such time as their successors are elected and qualified or their earlier resignation, death or removal from office.

         The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

         Pursuant to North Carolina law, the four candidates who receive the highest number of votes as Class III directors will be elected as Class III directors of the Company, the candidate receiving the highest number of votes as a Class I director will be elected as a Class I director of the Company and the two candidates receiving the highest number of votes as Class II directors will be elected as Class II directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

         Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the Annual Meeting:


                                                                                                        FIRST YEAR
                                                                                                          ELECTED
          NAME                                  POSITION WITH COMPANY                         AGE         DIRECTOR
          ----                                  ---------------------                         ---         --------

CLASS I

Robert C. Bishop, Ph.D.(1)(3)(5)       Director                                                54            1994

Santo J. Costa (7)                     President, Chief Operating Officer and Director         51            1994

Arthur M. Pappas (1)(2)(5)             Director                                                49            1994

Ludo J. Reynders, Ph.D. (4)            Chief Executive Officer, CRO Division, and Director     43            1995

Paul Knott, Ph.D.(6)                   Senior Vice President, International Strategic          43            1997
                                       Development, and Director

CLASS II

John G. Fryer, Ph.D. (3)(4)            Director                                                59            1988

Rachel R. Selisker (7)                 Chief Financial Officer, Executive Vice President       41            1995
                                       Finance, Treasurer and Director

Lawrence S. Lewin (6)(7)               Chief Executive Officer, Lewin-Benefit Division, and    58            1996
                                       Director

Vaughn D. Bryson (2)(6)                Director                                                58            1997

CLASS III

Dennis B. Gillings, Ph.D. (1)          Chairman of the Board of Directors and Chief            52            1982
                                       Executive Officer

Chester W. Douglass, Ph.D. (1)(3)(4)   Director                                                56            1983

Richard H. Thompson (1)(2)             Director                                                60            1991

Barrie S. Haigh (5)                    Vice Chairman of the Board of Directors and Chief       58            1997
                                       Customer Officer

---------------------------
(1)      Member of Executive Committee
(2)      Member of Audit Committee
(3)      Member of Compensation Committee
(4)      Member of Quality Committee
(5)      Member of Nominations Committee
(6)      Member of Policy Committee
(7)      Member of Human Resources Committee

         ROBERT C. BISHOP, PH.D. has served as a director since April 1994. Since May 1992, Dr. Bishop has served as President, Chief Executive Officer and director of AutoImmune, Inc., a biotechnology company. From February 1991 to April 1992, Dr. Bishop served as President of Allergan Therapeutics Group, a division of Allergan, Inc., an eye and skin care company. From August 1989 to February 1991, Dr. Bishop served as President of Allergan Pharmaceuticals, a division of Allergan, Inc. Dr. Bishop received an M.B.A. from the University of Miami and a Ph.D. in Biochemistry from the University of Southern California.

         SANTO J. COSTA became President and Chief Operating Officer of the Company on April 1, 1994 and has been a director since April 1994. From July 1, 1993 to March 31, 1994, Mr. Costa directed the affairs of his own consulting firm, Santo J. Costa & Associates, which focused on pharmaceutical and biotechnology companies. Prior to June 30, 1993, Mr. Costa served seven years at Glaxo, Inc., a pharmaceutical company, as Senior Vice President Administration and General Counsel and a member of the Board of Directors. Mr. Costa serves as a director of NPS Pharmaceuticals Inc. Mr. Costa received his law degree from St. John's University.

         ARTHUR M. PAPPAS has served as a director since September 1994. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international management and consulting services company and investor in the high technology and life science industries. Mr. Pappas previously served as a director on the Board of Glaxo Holdings plc with executive and Board responsibilities for operations in Asia Pacific, Latin America and Canada. Mr. Pappas also serves as a director of GeneMedicine, Inc., Embrex, Inc. and KeraVision, Inc. Mr. Pappas' 26 years of experience in the healthcare industry also includes positions with Merrell Dow Pharmaceuticals and Abbott Laboratories International, Inc. Mr. Pappas received an M.B.A. in Finance from Xavier University.

         LUDO J. REYNDERS, PH.D. serves as Chief Executive Officer of the Company's CRO Division. He has managed European clinical operations since joining the Company in 1988. Dr. Reynders has served as a director of the Company since January 1995. Prior to joining the Company, Dr. Reynders managed the biostatistics and data management department of the Bristol-Myers Co. Pharmaceutical Research and Development Division, located in Brussels, Belgium. Dr. Reynders received an M.S. and Ph.D. in Applied Sciences from the University of Louvain, Louvain, Belgium.

         PAUL KNOTT, PH.D. became a director of the Company in January 1997 and serves as Senior Vice President International Strategic Development. Dr. Knott served as Group Finance Director of Innovex from November 1992 to November 1996. Prior to joining Innovex Limited ("Innovex") in November 1992, Dr. Knott directed the affairs of his own consulting firm. From March 1990 to January 1992, Dr. Knott served as Group Finance Director of Stormgard Plc, an office supplies group of companies quoted on the London Stock Exchange. Prior to that time, Dr. Knott spent 11 years with KPMG, where he achieved a senior management position in a corporate finance department in London. He is a fellow of the Institute of Chartered Accountants in England and Wales. Dr. Knott received a Ph.D. in Geomorphology from the University of London.

         JOHN G. FRYER, PH.D. has served as a director of the Company since 1988. Dr. Fryer is a research professor in the Department of Biostatistics at the University of North Carolina at Chapel Hill and has over 25 years of academic experience in biostatistics. Dr. Fryer received a Ph.D. in Statistics from the University of London.

         RACHEL R. SELISKER, a certified public accountant, serves as Chief Financial Officer and Executive Vice President Finance for the Company and has been the Company's principal financial officer since 1987. Ms. Selisker has served as a director of the Company since November 1995. From 1981 to 1987, Ms. Selisker was with the accounting firm of Oppenheim, Appel, Dixon & Co. in Raleigh, North Carolina.

         LAWRENCE S. LEWIN serves as the Chief Executive Officer of the Company's Lewin-Benefit Division and has served as the Chief Executive Officer of The Lewin Group, Inc., a subsidiary of the Company, since May 1996. Mr. Lewin has been a director of the Company since June 1996. Between November 1992 and May 1996, Mr. Lewin served as the Chairman and Chief Executive Officer of Lewin-VHI, Inc., a healthcare consulting firm specializing in performing economic analyses, product profiles, and strategic development for healthcare reform and medical reimbursement and the establishment of medical guidelines. Mr. Lewin serves as a director of Apache Medical Systems, Inc. and as a member of the advisory boards of the Hambrecht & Quist Healthcare Investors Fund and the Hambrecht & Quist Life Sciences Fund. Mr. Lewin received an M.B.A. from Harvard Business School.

         VAUGHN D. BRYSON was elected to serve as a director beginning March 1, 1997. Mr. Bryson served as Vice Chairman of Vector Securities International, Inc. from April 1994 to December 1996. Presently, Mr. Bryson serves as a consultant to Vector Securities International, Inc. Previously, Mr. Bryson spent a 32-year career at Eli Lilly & Co., where he served until his retirement as President and Chief Executive Officer, beginning in 1991, and as a director, beginning in 1984. Mr. Bryson is a director of ARIAD Pharmaceuticals, Inc., Endovascular Technologies, Inc., Fusion Medical Technologies, Inc., Napro Biotherapeutics, Inc. and Perclose, Inc. Mr. Bryson holds an M.B.A. from Stanford University.

         DENNIS B. GILLINGS, PH.D. founded the Company in 1982 and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception. From 1972 to 1988, Dr. Gillings served as a professor in the Department of Biostatistics at the University of North Carolina at Chapel Hill. During his tenure as a professor, he was active in statistical consulting for the pharmaceutical industry. Dr. Gillings currently serves on the Board of Directors of the University of North Carolina School of Public Health Foundation. Dr. Gillings has been published widely in scientific and medical journals. Dr. Gillings received a Diploma in Mathematical Statistics from the University of Cambridge and a Ph.D. in Mathematics from the University of Exeter.

         CHESTER W. DOUGLASS, PH.D. has served as a director of the Company since 1983. Dr. Douglass is Professor and Chairman of the Department of Oral Health Policy and Epidemiology, Harvard University School of Dental Medicine and has served 30 years in various academic appointments at Temple University, the University of North Carolina at Chapel Hill and Harvard

University. Dr. Douglass received a D.M.D. from Temple University School of Dentistry, an M.P.H. from the University of Michigan School of Public Health and a Ph.D. from the University of Michigan Rackham School of Graduate Studies.

         RICHARD H. THOMPSON has served as a director of the Company since 1991. Mr. Thompson is Executive Chairman and co-founder of the Thompson Clive Group, an international venture capital firm based in London, England, where he has served since 1977. Mr. Thompson is on the board of directors of Thompson Clive Investments plc, an authorized investment trust quoted on the London Stock Exchange, and is on the board of directors of a number of private companies. Mr. Thompson received an M.A. in Engineering from the University of Cambridge.

         BARRIE S. HAIGH became Vice Chairman of the Board of Directors and Director of Corporate Development on January 1, 1997. Mr. Haigh founded Innovex Limited ("Innovex") in 1979 and served as its Chairman until November 1996 when Innovex merged with the Company. From 1979 until August 1994, Mr. Haigh served as Chief Executive Officer and Chairman of the Board of Innovex. Previously, Mr. Haigh held management positions with Syntex, Merck Sharp and Dohme. Mr. Haigh is a member of the Board of Management of the Association of the British Pharmaceutical Industry and a fellow of the Royal Pharmaceutical Society of Great Britain for distinction in the profession of Pharmacy. Mr. Haigh received a degree in pharmacy from Bradford University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors met twelve times during 1996. The Board has an Executive Committee, Audit Committee, Compensation Committee, Quality Committee, Nominations Committee, Policy Committee and Human Resources Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. During fiscal 1996, the Executive Committee did not meet. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee also recommends to the Board the appointment of independent auditors. The Audit Committee met four times during the last fiscal year. The Compensation Committee is responsible for the approval of compensation arrangements for officers of the Company and the review of the Company's compensation plans and policies. The Compensation Committee met eight times during fiscal 1996. The Quality Committee oversees the reporting of serious adverse events for the Company's studies and establishes policies regarding scientific integrity and quality assurance. During fiscal 1996, the Quality Committee met four times. The Nominations Committee nominates individuals to serve on the Board of Directors for shareholder approval. The Policy Committee is responsible for reviewing conflicts of interest arising from the provision of services to a wide variety of clients and overseeing the conflicts resolution process. The Human Resources Committee oversees strategic global human resources issues. The Nominations, Policy and Human Resources Committees were created in late 1996 and held no meetings in 1996.

         The Bylaws provide procedures for the nomination of directors. The Bylaws provide that nominations for the election of directors may only be made by the Board of Directors or a designated committee thereof, or by any shareholder entitled to vote generally in elections of directors if the shareholder follows certain procedures. Any shareholder of record entitled to vote generally in the elections of directors may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or certified mail, postage prepaid, to the Secretary of the Company (i) with respect to an election to be held at an annual meeting of shareholders, not more than ninety (90) days nor less than fifty (50) days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to shareholders. Each such notice of a shareholder's intent to nominate a director must set forth certain information as specified in the Company's Bylaws.

         Each director attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and Committee meetings of the Board of which the director was a member.

DIRECTOR COMPENSATION

         Each non-officer director receives annually a grant of stock options valued at $100,000 with the number of options determined in accordance with the Black-Scholes method, provided that a reduction of 16.6% of the shares subject to the option shall be made for a failure to attend a regular quarterly Board meeting and a reduction of 4.2% of the shares subject to the option shall be made for a failure to attend scheduled Board meetings by teleconference. In addition, each non-officer director receives $3,000 quarterly, plus an annual retainer of $2,000 which shall be reduced by $250 for a failure to attend each scheduled Board meeting by teleconference held during the year. The Company reimburses each director for out-of-pocket expenses incurred in connection with the rendering of services as a director. Certain other financial relationships with directors are described in "Certain Transactions".

                             EXECUTIVE COMPENSATION

         The following tables show annual and long-term compensation paid or accrued by the Company for services rendered for the fiscal years indicated by the Company's Chief Executive Officer and the next four most highly compensated executive officers (the "named executive officers") whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                        Annual Compensation                           Long Term Compensation
                                     ----------------------------------------------------------  ------------------------------
                                                                                                    No. of
                                                                                                  Securities
          Name and                                                                Other Annual    Underlying        All Other
     Principal Position              Year           Salary          Bonus         Compensation     Options         Compensation
     ------------------              ----           ------          -----         ------------     -------         ------------
Dennis B. Gillings...............    1996          $442,022      $   --           $       (1)       11,670(2)       $ 86,842(3)
  Chairman of the Board              1995           432,124         9,200(4)         5,230(5)       14,352(6)         92,549(7)
  and Chief Executive                1994           415,000       121,300           89,066(8)       16,000            67,103(9)
  Officer

Barrie S. Haigh..................    1996(10)      $390,450      $ 69,000                 (1)         --            $ 14,871(11)
  Vice Chairman of the
  Board of Directors and
  Chief Customer Officer

Santo J. Costa...................    1996           356,250          --                   (1)        8,873(12)       682,944(13)
  President and Chief                1995           300,000         5,800(4)              (1)       10,310(14)         1,872(15)
  Operating Officer                  1994(16)       231,498        69,000                 (1)       59,600              --

Lawrence S. Lewin................    1996(17)      $179,224       108,300                 (1)       57,167             8,799(18)
  Chief Executive Officer,
  Lewin-Benefit Division

William A. Sollecito.............    1996           249,996          --                   (1)        6,130(19)        80,634(20)
  President,                         1995           230,002          --  (4)              (1)        6,406(21)         2,795(22)
  Quintiles Americas                 1994           210,000        46,200                 (1)        4,800              --


-------------------

(1) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for the named executive officer.
(2) Includes 2,920 shares subject to options granted pursuant to the 1996 bonus.
(3) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,210, the present value of the benefit to Dr. Gillings of the premiums paid by the Company under a split-dollar life insurance arrangement in the amount of $79,644 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums paid by the Company in the amount of $4,988.

(4) In 1995, the Company awarded a bonus to executive officers of stock options and cash. The amount set forth above represents the cash element of the bonus. See "Long Term Compensation - No. of Securities Underlying Options" in the above "Summary Compensation Table" for the stock option portion of the 1995 bonus.
(5) Amount represents the value of taxes paid by the Company on behalf of Dr. Gillings. Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation.
(6) Includes 8,352 shares subject to options granted pursuant to the 1995 bonus.
(7) Includes $86,869 which represents the cash value of a whole life insurance policy transferred to Dr. Gillings in accordance with the terms of his employment agreement. Dr. Gillings will be responsible for future premium payments under this policy. Includes $4,781 which represents the value of life insurance premiums paid during 1995. Also includes $899 contributed by the Company to the Company's 401(k) Plan on behalf of Dr. Gillings.
(8) Includes $80,996 of United Kingdom taxes paid by the Company on behalf of Dr. Gillings.
(9) Amount represents the cash value of a whole life insurance policy transferred to Dr. Gillings in accordance with the terms of his employment agreement. Dr. Gillings will be responsible for future payment of premiums under this policy.
(10) Mr. Haigh is the former Executive Chairman of Innovex. Innovex became a wholly-owned subsidiary of the Company in November 1996 as a result of a business combination. With respect to Mr. Haigh, this table includes ordinary compensation paid by Innovex during 1996, but excludes certain non-recurring compensation paid by Innovex in connection with its reorganization in April 1996.
(11)     Includes $14,871 for life insurance premiums paid during 1996.
(12) Includes 1,998 shares subject to options granted pursuant to the 1996 bonus.
(13) Includes $679,488 which represents the appreciation of incentive stock options exercised and shares sold. Also includes $3,456 which represents the value of life insurance premiums paid during 1996.
(14) Includes 5,310 shares subject to options granted pursuant to the 1995 bonus.
(15) Amount represents the value of life insurance premiums paid during 1995.
(16) Mr. Costa became an executive officer of the Company as of April 1, 1994.
(17)     Mr. Lewin became an executive officer of the Company in 1996.
(18) Includes $4,299 for life insurance premiums paid during 1996 and $4,500 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Lewin.
(19) Includes 1,130 shares subject to options granted pursuant to the 1996 bonus.
(20) Includes $76,837 which represents the appreciation of non-qualified stock options exercised and shares sold during 1996. Also includes $1,435 for life insurance premiums paid during 1996 and $2,362 contributed by the Company to the Company's 401(k) Plan on behalf of Dr. Sollecito.
(21) Includes 3,706 shares subject to options granted pursuant to the 1995 bonus.
(22) Includes $1,310 for life insurance premiums paid during 1995 and $1,485 contributed by the Company to the Company's 401(k) Plan on behalf of Dr. Sollecito.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table reflects the stock options granted during the past fiscal year to the named executive officers pursuant to the Company's Equity Compensation Plan. No stock appreciation rights were granted to the named executive officers during 1996. Mr. Haigh is omitted from the following table since he was not granted options under the Company's Equity Compensation Plan in 1996.

                                                                                                        Potential Realizable Value
                                                                                                         at Assumed Annual Rates
                                                                                                              of Stock Price
                                                                                                         Appreciation for Option
                                         Individual Grants                                                        Term(1)
                          ------------------------------------------------                          -------------------------------
                          Number of         Percent of
                          Securities       Total Options
                          Underlying        Granted to         Exercise or
                           Options         Employees in         Base Price          Expiration
         Name              Granted        Fiscal Year(2)       Per Share($)            Date             5%($)            10%($)
         ----              -------        --------------       ------------            ----             -----            ------

Dennis B. Gillings          8,750(3)          0.42%              66.25               12/31/06         364,562           923,873
                            2,920(4)          0.14%              66.25               12/31/06         121,660           308,309

Santo J. Costa              4,045(5)          0.20%              66.25               12/31/06         168,532           427,093
                            1,375(3)          0.07%              66.25               12/31/06          57,288           145,180
                            1,998(4)          0.10%              66.25               12/31/06          83,245           210,960
                            1,455(3)          0.07%              66.25               12/31/06          60,622           153,627

Lawrence S. Lewin          32,250(6)          1.56%              77.00               5/13/01          686,076         1,516,049
                            3,894(9)          0.19%              77.00               5/13/06          188,567           477,865
                            6,106(8)          0.29%              77.00               5/13/06          295,682           749,317
                           12,000(7)          0.58%              65.38               9/9/06           493,368         1,250,291
                            1,167(3)          0.06%              66.25               12/31/06          48,622           123,218
                              874(5)          0.04%              66.25               12/31/06          36,415            92,282
                              876(3)          0.04%              66.25               12/31/06          36,498            92,493

William Sollecito           2,000(3)          0.10%              66.25               12/31/06          83,329           211,171
                            3,000(5)          0.14%              66.25               12/31/06         124,993           316,756
                            1,130(4)          0.05%              66.25               12/31/06          47,081           119,312



---------------

(1) Potential realizable value of each grant is calculated assuming that market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the 10 year term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $98.27 and $124.01 per share for the options expiring May 13, 2001, respectively, $125.42 and $199.72 per share for the options expiring May 13, 2006, respectively, $106.49 and $169.57 per share for the options expiring September 9, 2006, respectively, and $107.91 and $171.84 per share for options expiring December 31, 2006, respectively.

(2) Options to purchase an aggregate of 2,057,714 shares were granted to employees during 1996.

(3) Non-qualified options granted December 31, 1996, expiring December 31, 2006, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on December 31 of each year, beginning December 31, 1997.

(4) Non-qualified options granted December 31, 1996, expiring December 31, 2006, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest on March 1, 1997.

(5) Incentive stock options granted December 31, 1996, expiring December 31, 2006, or if sooner, three months after termination of employment. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on December 31 of each year, beginning December 31, 1997.

(6) Non-qualified options granted May 13, 1996, expiring May 13, 2001, or if sooner, three months after termination of employment, unless employment is terminated because of death, disability or involuntary termination, in which case the options will become exercisable immediately upon termination. Shares subject to the options granted vest over the next three years, with 25% of such shares vesting on May 13, 1996, and the remaining 75% vesting monthly until fully vested on May 13, 1999.

(7) Non-qualified options granted September 9, 1996, expiring September 9, 2006, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest over the next three years, with 25% of such shares vesting on September 9, 1996, 1997, 1998 and the remainder vesting May 13, 1999.

(8) Non-qualified options granted May 13, 1996, expiring May 13, 2006, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest over the next three years, with 33% of such shares vesting on May 31 of each year, beginning May 31, 1997.

(9) Incentive stock options granted May 13, 1996, expiring May 13, 2006, or if sooner, three months after termination of employment. Shares subject to the options granted vest over the next three years, with 33% of such shares vesting on May 31 of each year, beginning May 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table provides information about the stock options held by the named executive officers on December 31, 1996. Mr. Haigh is omitted from the following table since he neither held nor exercised stock options granted by the Company.


                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                          SHARES ACQUIRED       VALUE          UNDERLYING UNEXERCISED                 MONEY OPTIONS
         NAME             ON EXERCISE (#)      REALIZED           OPTIONS AT FY-END                     AT FY-END
         ----             ---------------      --------           -----------------                     ---------

                                                             EXERCISABLE   UNEXERCISABLE    EXERCISABLE ($)   UNEXERCISABLE
                                                             -----------   -------------    ---------------   -------------
                                                                                                                 ($)(1)
                                                                                                                 ------

Dennis B. Gillings                   0               0         33,048        20,974               1,632,448      345,205
Santo J. Costa                  10,640         679,488         52,536        15,607               2,771,312      241,939
William A. Sollecito             1,325          76,837         22,011             0                 722,336            0
Lawrence S. Lewin                    0               0         17,711        39,456                   2,625        7,875

----------

 (1) The value of the options is based upon the difference between the exercise price and the closing price per share on December 31, 1996, $66.25.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

COMPENSATION PHILOSOPHY

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. Based on a study of the Company's executive compensation policies and procedures by a nationally recognized consulting firm, the Company has an executive compensation program which it believes:

         * Fulfills the Company's business and operating needs, comports with its general human resource strategies and enhances shareholder value.

         * Enables the Company to attract and retain the executive talent essential to the Company's achievement of its business objectives.

         * Rewards executives for accomplishment of pre-defined business goals and objectives.

         * Provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

         * Reflects the evolving organizational structure of the Company, directly motivates executives to accomplish results within their range of influence and fosters team spirit among executives working towards a common goal.

         In implementing its compensation philosophy, the Company intends to provide compensation opportunities which are perceived to be generally comparable to those provided by similar companies in the contract research organization ("CRO"), biotechnology and pharmaceutical industries. This "peer group" is not the same group used for the industry comparison in the performance graph found in the "Comparison of Cumulative Return" section of this Proxy Statement; but rather, it reflects the industry groups with which the Company competes for personnel.

ELEMENTS OF COMPENSATION

         The Company's compensation program has three key components: base salary, annual incentive and long-term incentive compensation. These components combine fixed and variable elements to create a total compensation package which provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

BASE SALARY

         Salary represents the fixed component of the Company's executive compensation program. Base salaries are set within ranges which are targeted around the competitive norm for similar companies in the CRO, biotechnology and pharmaceutical industries. Individual salaries may be above or below the competitive norm, depending on the executive's tenure in his or her position and performance. The Compensation Committee considers the following factors in approving adjustments to salary levels for the executive officers: (i) the relationship between current salary and appropriate internal and external salary comparisons, (ii) the average size of salary increases being granted by competitors, (iii) whether the responsibilities of the position have changed during the preceding year and (iv) the individual's performance as reflected in the overall manner in which his or her assigned role is carried out.

ANNUAL BONUS PLAN

         The Annual Bonus Plan serves two functions in implementing the Company's executive compensation philosophy. First, annual incentives permit the Company to directly compensate officers for performance as measured by objective standards. Second, annual incentives also serve to focus executives on those activities which are most directly under their control and for which they should be held accountable.

         Each year, the Company establishes target bonus opportunities (expressed as a percentage of salary) which participants can expect to earn if all performance goals are fully achieved during the next fiscal year. Bonus awards are proportionately increased or decreased from the target to reflect performance levels which exceed or fall below expectations.

         At the beginning of each year, specific performance goals are set for the Company, each business unit and individual participant. For 1996, the Company determined that the best criteria for measurement of Company and business unit performance were operating surplus and net revenue, weighted at 60% and 40%, respectively. Individual performance goals are assigned annually relating to quality, productivity, expense control, innovation, personal management, etc. Individual performance is also assessed by subjective evaluation.

         Bonus awards are linked to specific performance goals established by the Company. The executive compensation plan gives the Company's Compensation Committee the authority to award bonuses or reduce or entirely eliminate the award of bonuses. Bonus awards may be made in cash, stock, stock options or a combination of each. Generally, the Compensation Committee awards cash bonuses to executive officers only to the extent operating surplus for the Company as a whole is in excess of target levels. In 1996, executive officer bonuses primarily were awarded in the form of non-qualified stock options, as described below, with the exception of certain executive officers of the Company who became executive officers of the Company as a result of certain acquisitions the Company made in 1996. Such officers' bonuses were paid in cash consistent with their prior employer's policies.

         On December 31, 1996, the Company issued a total of 69,030 non-qualified stock options to the Company's executive officers at an exercise price of $66.25 per share which equaled the closing price of the Company's Common Stock on December 31, 1996. Of the total of 69,030 shares issuable pursuant to these options, Dr. Gillings received options for 2,920 shares, Mr. Costa received options for 1,998 shares, Mr. Porter received options for 798 shares, Dr. Reynders received options for 1,348 shares, and Ms. Selisker received options for 870 shares.

         In order to determine the number of options to be granted, the executive compensation plan bonus guidelines were used. The amount of the cash bonus derived from applying the criteria was then converted into stock options using the Black/Scholes method of option valuation. Using the Black/Scholes method, each option was valued at approximately $40. The stock options vested 50% immediately and 50% on February 28, 1997.

         Bonus award targets established for 1996 for the executive officers named in the Summary Compensation Table, other than Dr. Gillings, averaged 25.4% of the named executive officers' aggregate base salaries. Based upon the achievement of the named executive officers' individual and corporate performance goals, the value of actual bonus awards averaged 20.0% of their 1996 aggregate base salaries.

LONG-TERM INCENTIVES

         The long-term incentive component of the Company's compensation scheme is designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. Long-term incentives primarily are provided pursuant to the Company's Equity Compensation Plan, which is administered by the Compensation Committee. Additional long-term incentive compensation is provided through the Company's Employee Stock Ownership Plan.

EQUITY COMPENSATION PLAN

         When awarding long-term incentives pursuant to the Equity Compensation Plan, the Compensation Committee has established target award guidelines for each level of executive. These targets are designed to comport with compensation practices among mid-sized U.S. companies in general industry. Actual awards may vary from the target levels to account for unusual performance or potential or to meet special hiring or retention needs.

         In December 1996, the Compensation Committee approved grants of stock options to Dennis B. Gillings, Ph.D., Santo J. Costa, Rachel R. Selisker, Gregory D. Porter, Ludo L. Reynders, Ph.D. and Lawrence S. Lewin primarily as part of the Company's annual grant of stock options. The size of each award was determined in accordance with the target award guidelines discussed above. These options vest on the anniversaries of the grant date over a four year period (25% of the grant each year). Since these options carry exercise prices equal to the fair market value of the Company's stock on the date of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

         The Company has an ESOP for qualified employees of the Company (generally those employees who have 1,000 hours of service and six months of continuous employment). The ESOP is funded by contributions made by the Company of cash, Common Stock or other property, which will be used primarily to repay indebtedness on the ESOP loan. The ESOP has previously borrowed $2 million from an unrelated third-party lender to purchase shares of Common Stock, using the ESOP Common Stock as security for the loan. Shares purchased with such loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares are allocated to the accounts of qualified employees, including executive officers, at the end of each year, in the proportion that each qualifying participant's eligible compensation bears to the total of all such participants' eligible compensation for the year. The ESOP utilizes vesting periods and diversification features that encourage employees to retain ownership of the Company's Common Stock and continue in the employ of the Company. Each executive officer who participated in the ESOP during 1996 received an allocation to his or her account. Dr. Reynders will receive an allocation pursuant to his participation in a similar plan which the

Company has adopted for Quintiles (UK) Limited and certain other participating European subsidiaries.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

         The Compensation Committee has adopted the policies described above with respect to Dr. Gillings, whose base salary rate at December 31, 1996 was $447,400 and whose bonus for 1996 (awarded in stock options) covered 2,920 shares of the Company's Common Stock. The amount of the bonus was based on the extent to which the Company achieved its operating surplus targets and net revenue targets, as well as Dr. Gillings' attainment of his individual goals. The value of the bonus represents 26.1% of Dr. Gillings' base salary. In addition, as more fully described below under the caption "Employment Agreements," Dr. Gillings received split dollar life insurance benefits during 1996. The total of base salary, bonus opportunity and life insurance benefits was established by the Compensation Committee at the 75th percentile of comparable pay for Chief Executive Officers in the CRO, biotechnology and pharmaceutical industries. In setting this amount, the Compensation Committee took into consideration Dr. Gillings' industry experience and length of service, his vision, which has been instrumental to the growth and success of the Company, and his leadership ability, which resulted in the Company's successful public offerings and its acquisition program. Dr. Gillings also received options to purchase 8,750 shares of Common Stock pursuant to the Equity Compensation Plan, consistent with the target award guidelines adopted by the Compensation Committee, as discussed above. In addition, Dr. Gillings received an allocation to his ESOP account in accordance with the terms of the ESOP.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

         The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. In the event that the Compensation Committee considers approving compensation in the future which would exceed the $1 million deductibility threshold, the Compensation Committee will consider what actions, if any, should be taken to make such compensation deductible.

CONCLUSION

         The Compensation Committee believes that these executive compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

                             COMPENSATION COMMITTEE

                           ROBERT C. BISHOP, CHAIRMAN
                               CHESTER W. DOUGLASS
                                  JOHN G. FRYER


                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since April 20, 1994, the effective date of the Company's initial public offering, through December 31, 1996, with the cumulative total return for the same period on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index and that all dividends were reinvested.

                       SHAREHOLDER RETURN ON COMMON STOCK

                                 [GRAPH HERE]

    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG QUINTILES TRANSNATIONAL CORP.
           AND THE NASDAQ U.S. STOCK AND NASDAQ HEALTH SERVICE INDICES

                                  4/20/94       12/31/94   12/31/95    12/31/96

Quintiles Transnational Corp.       100          150          421        679
Nasdaq U.S. Stock Index             100          107          152        187
Nasdaq Health Service Index         100          108          138        138

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Dr. Gillings, Mr. Haigh, Mr. Costa, Mr. Lewin and Dr. Sollecito. The named executive officers are also eligible to participate in any bonus, stock option, pension, insurance, medical, dental, 401(k), disability and other plans generally made available to the Company's executives.

         The employment agreement for Dr. Gillings extends for three years from February 22, 1994 and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then current term. The agreement terminates upon Dr. Gillings' death, upon notice by the Company if Dr. Gillings becomes permanently disabled, upon notice by the Company for cause, upon notice by Dr. Gillings in the event of a change in control, as defined in his employment agreement (provided Dr. Gillings terminates his employment within one year following such change in control), upon notice by Dr. Gillings in the event of the Company's material breach or improper termination of the employment agreement and upon notice by Dr. Gillings if Dr. Gillings is not elected Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for severance payments and continuation of benefits in the event Dr. Gillings' termination is for permanent disability, change in control, breach or improper termination by the Company, or for a change in position. In such events, the Company must pay Dr. Gillings or his estate or beneficiaries his full base salary then in effect and other benefits under the agreement for the lesser of three years or the term of the non-compete covenant provided in the agreement. The Company is not obligated to make any payments or provide benefits to Dr. Gillings if the termination is for cause. The agreement includes a three year (or such lesser period as the Board determines, but in no event less than one year) non-compete provision pursuant to which Dr. Gillings cannot compete with the Company in any geographic area in which the Company does business and cannot solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any person employed by the Company in the one year period prior to Dr. Gillings' termination of employment. The agreement prohibits disclosure of any confidential information acquired during the period of employment with the Company.

         The Company entered into split-dollar life insurance agreements as of May 16, 1996 with certain trusts (each a "Trust") created by Dr. Gillings, pursuant to which the Company and the Trusts will share in the premium costs of certain variable and whole life insurance policies (each a "Policy") that pay an aggregate death benefit to the Trusts upon the death of Dr. Gillings or his


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





wife, Joan Gillings, whichever occurs later. The Trusts pay premiums on the Policies as if each Policy were a one year term life policy, and the Company pays the remaining premiums. The Company may cause this arrangement to be terminated at any time upon 30 days' notice. Upon termination of the arrangement, surrender of a Policy, or payment of the death benefit under a Policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company thereunder, with all remaining amounts going to the Trust. Upon any surrender of a Policy, the liability of the related Trust to the Company is limited to the cash value of the Policy. See footnote (3) to the "Summary Compensation Table" above for additional information on premium payments made by the Company under the Policy.

         The employment agreement for Mr. Haigh is for a three year period from November 29, 1996 and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then current term. The agreement is terminable upon notice by the Company for cause. The Company is not obligated to provide compensation or benefits upon Mr. Haigh's termination except as required by law or by any employee benefit plan in which Hr. Haigh participates or as the Company may elect in its sole discretion. Pursuant to the agreement and a separate non-compete deed, Mr. Haigh, for a period of two years following his termination or five years from November 29, 1996, whichever period is greater, cannot compete with the Company in the United Kingdom, the Federal Republic of Germany and the United States of America and cannot solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any person employed by the Company in the one year period prior to Mr. Haigh's termination of employment. The agreement and the deed prohibit disclosure of any confidential information acquired during the period of employment with the Company.

         On April 1, 1994, Mr. Costa became the President and Chief Operating Officer of the Company. His employment agreement, as amended on November 4, 1994, extends for a three year term, beginning February 22, 1994, and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then current term. The agreement terminates upon the death of Mr. Costa, upon notice by the Company if Mr. Costa becomes permanently disabled, upon notice by the Company for cause, upon notice by Mr. Costa in the event of a change in control, as defined in his employment agreement (provided Mr. Costa terminates his employment six months after but within one year following such change in control), upon notice by Mr. Costa in the event of the Company's material breach, upon notice by Mr. Costa if Mr. Costa is not appointed President and Chief Operating Officer of the Company and upon the expiration of an uninterrupted period of at least six months if Mr. Costa is required to perform his duties at a location outside of the Research Triangle Park, North Carolina region or his duties are substantially diminished. The agreement provides for severance payments and continuation of benefits in the event Mr. Costa's termination is for permanent disability, change in control, breach, change in position or relocation. In such events, the Company must pay Mr. Costa or his estate or beneficiaries his full base salary then in effect for two years and other benefits under the agreement. The Company is not obligated to make any payments or provide benefits to Mr. Costa if the termination is for cause. The agreement includes a one year non-compete provision following termination of employment and prohibits disclosure of confidential information.



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





         The employment agreement between Mr. Lewin and The Lewin Group, Inc. (the "Lewin Group") (a wholly-owned subsidiary of the Company) extends for three years from April 18, 1996 and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then current term. The agreement terminates upon Mr. Lewin's death, in the event of Mr. Lewin's total disability, upon notice by the Lewin Group for cause, or at the option of Mr. Lewin, upon the sale by the Company of all or substantially all of the assets of the Lewin Group to any entity other than an affiliate of the Company. If the Lewin Group terminates Mr. Lewin's employment for any reason other than those listed above, or Mr. Lewin terminates his own employment due to a breach of the employment agreement by the Lewin Group, Mr. Lewin is entitled to his salary for the remaining term of the employment agreement, plus, upon release of the Lewin Group from obligations under the employment agreement, the greater of one year's salary or the standard severance pay in effect, if any, at the time of termination. If the Lewin Group decides not to renew the term of the employment agreement, Mr. Lewin is entitled to the greater of one year's salary or the standard severance pay in effect, if any, at the time of nonrenewal. The agreement includes a non-compete provision for a term, ending at the later of five years from April 18, 1996 or one year after termination of employment, pursuant to which Mr. Lewin cannot, without prior written consent of the Lewin Group, compete with the Lewin Group or its affiliates, including the Company (the "Lewin Affiliates") in any geographic area in which the Lewin Group or the Lewin Affiliates does business (subject to certain specified exceptions) and cannot solicit or interfere with the Lewin Group's or the Lewin Affiliates' relationship with any person or group doing business with the Lewin Group or the Lewin Affiliates or offer employment to any person employed by the Lewin Group or the Lewin Affiliates in the one year period prior to Mr. Lewin's termination of employment. The agreement prohibits disclosure of any confidential information acquired during the period of employment with the Lewin Group or the Lewin Affiliates. The agreement also provides that upon the request of the Lewin Group, Mr. Lewin will serve as a consultant to the Lewin Group or the Lewin Affiliates, for a one year term after the termination of the employment relationship.

         Dr. Sollecito's employment agreement terminated on December 31, 1996 upon his retirement from the Company. Dr. Sollecito's employment agreement included a confidentiality provision and a one year non-compete provision. Dr. Sollecito was not entitled to any severance pay upon his retirement.

                              CERTAIN TRANSACTIONS

         Prior to March 15, 1995, Mr. Pappas and the Company were parties to a consulting agreement dated July 11, 1994. Effective March 15, 1995, A.M. Pappas & Associates, LLC ("AMP&A") entered into the 1995 Consulting Agreement with the Company. The 1995 Consulting Agreement superseded the July 11, 1994 consulting agreement. In compliance with the terms of the 1995 Consulting Agreement, the Company granted Mr. Pappas stock options on March 15, 1995 covering 20,000 shares of the Company's Common Stock at an exercise price of $17.50 per share which vested 50% on March 15, 1996, 75% on March 15, 1997 and will vest 100% on March 15, 1998. Fifty percent of the fees invoiced during any twelve month period are deemed satisfied by the stock options granted on March 15, 1995 as described above up to a maximum of $100,000 per twelve month period. The minimum aggregate consulting fee (exclusive of expenses) is $200,000 per twelve month period. AMP&A has agreed not to invoice the Company for fees in excess of $220,000 per twelve month period without the Company's prior consent. The Company has agreed to reimburse AMP&A for all reasonable out-of-pocket and administrative expenses incurred in performing under the 1995 Consulting Agreement. In 1996, pursuant to the 1995 Consulting Agreement, the Company incurred consultancy fees of $93,472 payable in cash, plus expenses of $36,735.

         On May 9, 1995, a French subsidiary of the Company acquired all of the outstanding shares of Benefit International S.A. and its subsidiaries in exchange for approximately $16 million consisting of 565,994 shares of the Company's Common Stock and approximately $4.3 million in cash. Dr. Souetre received stock options covering 65,000 shares of the Company's Common Stock and ACTA, a French company owned by Dr. Souetre, received 450,044 shares of the Company's Common Stock in the transaction.

                      PROPOSAL 2: APPROVAL OF THE COMPANY'S
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The Board of Directors of the Company adopted the Employee Stock Purchase Plan (the "Plan") effective as of October 1, 1996, subject to the approval of the shareholders of the Company. The Plan provides eligible employees of the Company and its subsidiaries with an opportunity to purchase shares of the Company's Common Stock through regular payroll deductions. The Company has reserved 100,000 shares of the Company's Common Stock for issuance under the Plan.

ELIGIBILITY AND PARTICIPATION; ADMINISTRATION

         Each current full-time, part-time or temporary employee who has completed six consecutive months of employment with the Company or any eligible subsidiary of the Company is eligible to participate in the Plan. However, no employee shall be granted an option to purchase shares of Common Stock under the Plan (a) if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (b) which permits the employee's rights to purchase stock under all stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Initially, only employees of the Company's United States subsidiaries will be eligible to participate in the Plan. As of December 31, 1996, there were approximately 3,300 such employees.

         An eligible employee may become a participant in the Plan by submitting an authorization for payroll deductions prior to the commencement of any quarterly offering under the Plan. Each participant may elect payroll deductions of 0% or any whole percentage from 1% to 15% of such participant's compensation (exclusive of bonus payments, expense allowances and compensation paid in a form other than cash). Payroll deductions elected by a participant will be credited to an account established for the participant under the Plan. A participant may not make any separate cash payment to his or her account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and will be subject to the claims of the Company's creditors. The Plan will be implemented through four quarterly offerings each calendar year. On the first day of each offering, each participant will be deemed to have granted an option to purchase a number of shares of Common Stock equal to the accumulated payroll deductions that will be made during the offering divided by the applicable option price per share of Common Stock. The option price will be 85% of the lower of the closing price per share of Common Stock on the first or last day of the offering. On the last day of the offering, each participant will be deemed to have exercised his or her option for the number of full shares of Common Stock which his or her accumulated payroll deductions will purchase at the applicable option price. Fractional shares will not be issued under the Plan.

Any accumulated payroll deductions which would have been used to purchase fractional shares will be held for the purchase of Common Stock in the next offering without interest. A participant may change his or her future payroll deductions or stop participating in the Plan at any time. Purchase rights are not transferable except by will or by the laws of descent and distribution. Purchase rights are subject to appropriate and proportionate adjustments in the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split or similar transaction affecting the Company's Common Stock. The Plan will be administered by the Compensation Committee.

AMENDMENT AND TERMINATION

         The Plan may be amended or terminated by the Board of Directors of the Company at any time; provided, however, that the Board of Directors may not amend the plan to change (i) the aggregate number of shares of Common Stock which may be issued under the Plan or (ii) the class of employees eligible to participate in the Plan (other than to designate additional subsidiaries as eligible to participate) without the approval of the shareholders, and may not terminate the Plan in a manner that would adversely affect a participant's rights thereunder without such participant's consent.

CERTAIN FEDERAL TAX CONSEQUENCES

         The Plan is intended to comply with the requirements governing employee stock purchase plans set forth in the Internal Revenue Code of 1986, as amended (the "Code"). Certain favorable tax consequences are afforded purchasers of stock pursuant to an employee stock purchase plan meeting those requirements.
If a participant acquires stock under such a plan and holds it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, the participant will not realize any ordinary income on exercises but will realize ordinary income upon the disposition of such stock to the extent of the excess of the fair market value of such stock at the time the option was granted over its option price (which in the Plan would be the amount of the 15% reduction in price), and the participant would report any additional gain as capital gain. If such stock is disposed of when its fair market value is less than its fair market value at the time the option was granted, the amount of ordinary income is limited to the excess of the fair market value at the time of disposition over the option price. Neither the grant of an option under an employee stock purchase plan meeting the requirements in the Code nor the exercise of such an option has tax consequences to the Company. If a participant disposes of stock acquired pursuant to such an option within two years from the date the option is granted or one year from the date the option is exercised, the participant must report as ordinary income the difference between the option price and the fair market value of the stock at the time the option is exercised, and the Company may take an income tax deduction in that amount.

         Assuming the presence of a quorum, approval of the Plan requires the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under North Carolina corporate law, abstentions are treated as non-votes in determining whether shareholders have approved a proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the fiscal year 1997. Ernst & Young LLP has served as independent auditors for the Company since 1990. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP as the independent auditors of the Company and its subsidiaries. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

         A representative of Ernst & Young LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 1997.

                                  SECTION 16(A)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the report forms that were filed, the Company believes that during 1996 all filing requirements applicable to its executive officers and directors were complied with except that Dr. Souetre reported late to the Securities and Exchange Commission the sale of 20,000 shares of Common Stock in May 1996. Dr. Souetre reported this transaction in July 1996 on an amendment to the Form 4 previously filed for May 1996.

                                  MISCELLANEOUS

         Shareholders may obtain a copy of the Company's 1996 Annual Report on Form 10-K without charge upon written request to Greg Connors, Vice President, Corporate Development, Quintiles Transnational Corp., 4709 Creekstone Drive, Suite 300, Durham, North Carolina 27703-8411.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1998 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before November 16, 1997. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case by case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after November 16, 1997 will not be considered for inclusion in the Company's proxy materials for its 1998 Annual Meeting.

                                   By Order of the Board of Directors

                                   Gregory D. Porter
                                   Executive Vice President, Chief Legal and
                                   Administrative Officer and Secretary
Durham, North Carolina
March 27, 1997

                                                                      APPENDIX A
                         QUINTILES TRANSNATIONAL CORP.

  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints Dennis B. Gillings, Ph.D. and Santo J. Costa and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Quintiles Transnational Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Sheraton Imperial Hotel and Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 on Wednesday, April 30, 1997 at 5:30 p.m., Eastern Daylight Savings Time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

1. Election of Class III Directors
                        [ ] FOR all nominees listed below        [ ] WITHHOLD
   AUTHORITY to vote
                          (except as marked to the contrary).        for all
   nominees listed below.

    Dennis B. Gillings, Ph.D., Chester W. Douglass, Ph.D., Richard H. Thompson
                                and Barrie S. Haigh

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

   -----------------------------------------------------------------------------

2. Election of Class II Directors
                        [ ] FOR all nominees listed below        [ ] WITHHOLD
   AUTHORITY to vote
                          (except as marked to the contrary).        for all
   nominees listed below.

                      Lawrence S. Lewin and Vaughn D. Bryson

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

   -----------------------------------------------------------------------------

3. Election of Class I Director
                        [ ] FOR the nominee listed below
                                            [ ] WITHHOLD AUTHORITY to vote for
   the nominee listed below.

                                 Paul Knott, Ph.D.
                                     (Continued and to be signed on the reverse)

                          (Continued from other side)

4. Approve the Company's Employee Stock Purchase Plan

                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

5. Ratify appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1997

                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                           Date                           , 1997
                                                --------------------------
                                                  (Be sure to date Proxy)

                                           -------------------------------------
                                           Signature and title, if applicable

                                           -------------------------------------
                                           Signature if held jointly

                                           WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                           ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                           PLEASE GIVE FULL TITLE AS SUCH. IF A
                                           CORPORATION, PLEASE SIGN THE FULL
                                           CORPORATE NAME BY THE PRESIDENT OR
                                           OTHER AUTHORIZED OFFICER. IF A
                                           PARTNERSHIP, PLEASE SIGN IN THE
                                           PARTNERSHIP NAME BY AN AUTHORIZED
                                           PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.